Exhibit 99.1

News Release

Herbert A. Allen III Elected to Board of Directors of The Coca-Cola Company

ATLANTA, Dec. 20, 2021 – The Coca-Cola Company today announced that Herbert A. Allen III, president of Allen & Co. LLC, has been elected as a director.

Allen, 54, is the son of Herbert A. Allen Jr., who retired from the Coca-Cola board earlier this year after 39 years of service. Allen has served as president of Allen & Co. for nearly two decades. Allen & Co. is a privately held investment firm based in New York, focused on the media, entertainment, technology and other innovative industries.

“Allen & Co. has a longstanding relationship with The Coca-Cola Company, and Herb Allen will bring deep knowledge and valuable perspective to our board,” said James Quincey, Chairman and CEO of The Coca-Cola Company.

Allen has been president of Allen & Co. since 2002. He has supervised all business operations, including financial advisory and investment banking services to public and private companies. He also supervises the firm’s principal financial and accounting officers. Prior to Allen & Co., Allen held positions with T. Rowe Price and Botts & Co. Ltd. Allen is a graduate of Yale University and lives in New York.

Allen currently serves as an alternate director for Coca-Cola FEMSA and Grupo Televisa. He is an advisory board member for the Stanford Center on Philanthropy and Civil Society and the Center for a New Economy.

Allen’s appointment, effective Dec. 17, brings the Coca-Cola board to 12 directors. Allen will stand for reelection at the company’s annual meeting in April 2022.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com